                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                                  ADVO, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                  [ADVO LOGO]

December 12, 2002

Dear Stockholder:

     You are cordially invited to the Annual Meeting of Stockholders of ADVO, Inc., to be held on Thursday, January 16, 2003, at the Company's corporate headquarters, One Univac Lane, Windsor, Connecticut, commencing at 11:30 A.M.
(EST).

     At the meeting, you will be asked to elect the members of the Board of Directors; to ratify the appointment of independent auditors for the fiscal year ending September 27, 2003; and to transact such other business as may properly be brought before the meeting.

     In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for you to ask questions of general interest. Important information is contained in the accompanying proxy statement, which you are urged to read carefully.

     It is important that your shares are represented and voted at the meeting, regardless of the number you own and whether you plan to attend. Accordingly, you are requested to mark, sign, date and return the enclosed proxy in the envelope provided at your earliest convenience.

     Your interest and participation in the affairs of the Company are greatly appreciated.

                                          Sincerely,

                                          /s/ Gary M. Mulloy
                                          GARY M. MULLOY
                                          Chairman and Chief
                                          Executive Officer

                                  [ADVO LOGO]

                                   ADVO, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of ADVO, Inc. (the "Company") will be held at the Company's corporate headquarters, One Univac Lane, Windsor, Connecticut, on Thursday, January 16, 2003, at 11:30 A.M. (EST), to consider and take action on the following items:

          1. The election of seven directors, as described in the attached proxy statement, to serve until the Annual Meeting of Stockholders in 2004;

          2. The ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 27, 2003; and

          3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of Common Stock of record at the close of business on November 22, 2002 are entitled to vote at the meeting or any adjournment thereof. A list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose related to the meeting during ordinary business hours for ten days prior to the meeting at the Company's corporate headquarters, One Univac Lane, Windsor, Connecticut.

                                          By Order of the Board of Directors

                                          /s/ David M. Stigler
                                          DAVID M. STIGLER, Secretary

Windsor, Connecticut
December 12, 2002

     YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

                                   ADVO, INC.
                                ONE UNIVAC LANE
                                  P.O. BOX 755
                        WINDSOR, CONNECTICUT 06095-0755

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of ADVO, Inc. (the "Company" or "ADVO"), a Delaware corporation, to be held at the Company's corporate headquarters, One Univac Lane, Windsor, Connecticut, on Thursday, January 16, 2003 at 11:30 A.M. (EST).

     The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Company.

     The cost of soliciting proxies on the accompanying form will be borne by the Company. The Company will request banks, brokers and other custodians, nominees, and fiduciaries to send proxy material to the beneficial owners of the Company's Common Stock to secure their voting instructions, if necessary. The Company will reimburse banks, brokers, custodians, nominees and fiduciaries for their expenses in so doing. Directors, officers and regular employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies personally, by telephone and by electronic mail from stockholders. The Company has retained Mellon Investors Services LLC to assist in the solicitation of proxies at an estimated cost of $10,000 including expenses, which will be paid by the Company. These proxy materials are first being mailed to stockholders on or about December 16, 2002. The Company's Annual Report to stockholders for the fiscal year ended September 28, 2002 is being furnished concurrently herewith to stockholders of record. Additional copies of the Annual Report may be obtained upon written request to the Corporate Secretary, ADVO, Inc., One Univac Lane, Windsor, CT 06095, or by telephone at 860-285-6100.

     A stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted, by notifying the Corporate Secretary in writing of such revocation, by filing a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Properly executed proxies, not revoked, will be voted in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the attorneys named in the enclosed form of proxy to vote FOR the election of the nominees named herein as directors and FOR Proposal 2.

                         OUTSTANDING VOTING SECURITIES

     Only holders of ADVO Common Stock, par value $.01 per share ("Common Stock"), of record at the close of business on November 22, 2002 (the "Record Date") are entitled to notice of and to vote at the meeting. On the Record Date, there were 19,829,748 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of the Record Date, those persons known to the Company who beneficially owned more than 5% of the outstanding Common Stock were as follows:

NAME AND ADDRESS                                               NUMBER OF SHARES
OF BENEFICIAL OWNER                                           BENEFICIALLY OWNED   PERCENT
-------------------                                           ------------------   -------
Private Capital Management(1)...............................      1,331,881          6.7%
  8889 Pelican Bay Blvd
  Naples, FL 34108
Cramer Rosenthal McGlynn, LLC(1)............................      1,056,820          5.3%
  707 Westchester Ave
  White Plains, NY 10604

---------------

(1) The information relating to the ownership of the Common Stock by this entity is based on a statement on Form 13F for the quarter ended September 30, 2002 filed by such entity with the Securities and Exchange Commission ("SEC").

                           GOVERNANCE OF THE COMPANY

     In accordance with the Company's By-laws and the applicable laws of Delaware, responsibility for the management of the Company is vested in the Board of Directors (the "Board"). During the fiscal year ended September 28, 2002, the Board of Directors met six times. Each Director attended all the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served, except John Vogelstein who attended 50% of the meetings. Bruce Crawford retired from the Board on January 17, 2002. Bobbie Gaunt joined the Board on August 29, 2002 after participating in the formal orientation program that the Company has for new directors. Mr. Vogelstein will retire from the Board on January 16, 2003.

     The Company has a standing Audit Committee. Information regarding the functions performed by the Audit Committee, its membership, and the number of meetings held during the fiscal year, is set forth in the "Audit Committee Report", included in this annual proxy statement.

     The Board has delegated responsibilities with respect to certain compensation matters, selection of directors and other governance issues to the Compensation and Nomination Committee. The members of the Compensation and Nomination Committee were Messrs. Dyer (Chairman), Newman, and Rockwell. The Compensation and Nomination Committee has the responsibility to help formulate short and long-term compensation plans and help develop the Company's compensation philosophy. The committee also reviews specific proposals regarding executive compensation and other aspects of the terms of employment of the Company's senior management. The Compensation and Nomination Committee met four times during the fiscal year ended September 28, 2002, and no member of the Compensation and Nomination Committee missed a meeting. The Compensation and Nomination Committee does not currently have procedures in place to consider nominees recommended by stockholders.

     The Company has no executive committee or other committees, except for the above. Total attendance was 96% for all board and committee meetings.

     At the Company's June 27, 2002 Board meeting, Mr. Mahoney was elected Lead Outside Director by all of the non-employee directors. As such, Mr. Mahoney will chair all of the executive sessions of the non-employee directors of the Board and act as primary spokesperson in communicating matters arising out of such meetings to the Company. Executive sessions are scheduled to be held at every meeting which the Board members attend in person. The first executive session was held on August 29, 2002.

     Directors, other than those who are full-time employees of the Company or a subsidiary, are each currently eligible to receive an annual fee of $30,000, a fee of $1,000 for each Board meeting they attend, and $500 for each committee meeting they attend. Meetings attended via phone are compensated at half of the regular meeting rate. Directors serving as chairperson of a committee of the Board of Directors receive an additional $2,000 per year for each chairmanship held. Directors who are full-time employees of the Company receive no remuneration for serving on the Board of Directors or its committees. All Directors' expenses for attending Board of Directors' meetings are reimbursed by the Company.

     Under the 1990 Non-Employee Directors' Restricted Stock Plan (the "Non-Employee Directors' Plan"), restrictions lapsed in fiscal 2002 on 3,000 shares held by each of the following directors: Messrs. Brown, Crawford, Dyer, Mahoney, Newman, Rockwell and Vogelstein. In addition, grants of 3,000 restricted shares were made in fiscal 2002 to each of Messrs. Brown, Dyer, Mahoney, Newman, Rockwell, Vogelstein and Ms. Gaunt. These will vest over a one-year period if the recipients remain on the Board. Upon election to the Board, Ms. Gaunt received options to purchase 10,000 shares of Common Stock at an exercise price of $35.20 per share, which will become exercisable after a one-year period.

                           1.  ELECTION OF DIRECTORS

     The By-laws of the Company provide for a Board of Directors consisting of not less than three nor more than 15 members, the exact number to be fixed from time to time by the Board of Directors. The Board of Directors has determined that the Company will have seven Directors at this time. Each person elected as a director of the Company will hold office until the next Annual Meeting of Stockholders or until his successor is duly elected and qualified.

     The stockholders elected all of the nominees set forth below to their present terms at the 2002 Annual Meeting except Ms. Gaunt who was elected to the Board on August 29, 2002. Each nominee has consented to being named herein and has agreed to serve if elected.

     The affirmative vote of a plurality of the voting power represented at the meeting is required for a nominee to be elected as a Director of the Company. "Plurality" means that the nominees who receive the largest number of votes cast "FOR" are elected as directors up to the maximum number of Directors to be chosen at the meeting. Votes withheld and broker non-votes are not counted towards the plurality vote calculation.

NOMINEES FOR ELECTION

     GARY M. MULLOY, age 57. Mr. Mulloy became Chairman of the Board on June 28, 1999 and Chief Executive Officer on January 1, 1999. From November 1996 to December 1998, he was President and Chief Operating Officer. Mr. Mulloy was elected to the Board of Directors on December 3, 1996. From 1990 to October 1996 he was President and Chief Executive Officer of Pilkington Barnes-Hind, Inc., a division of Pilkington Vision Care.

     TODD C. BROWN, age 53. Mr. Brown has been a director of the Company since April 2000. Mr. Brown is Executive Vice President of Kraft Foods, Inc. and President of its e-Commerce Division. Mr. Brown has held various positions at Kraft Foods, Inc. since 1985. Mr. Brown also serves on the Boards of Johnson Diversey, Inc. and Colgate University.

     DAVID F. DYER, age 53. Mr. Dyer has been a director of the Company since May 1997. Mr. Dyer is President and Chief Executive Officer of Lands' End, Inc., an international direct merchant of apparel and home furnishings. Mr. Dyer was the President and Chief Operating Officer of the Home Shopping Network, Inc. from 1994 to 1995. Previous to that, from 1989 to 1994, Mr. Dyer held senior management positions with Lands' End, Inc.

     BOBBIE GAUNT, age 56. Ms. Gaunt was elected to the Board on August 29, 2002. Ms. Gaunt recently retired after almost 29 years with Ford Motor Company where she was appointed President and Chief Executive Officer of Ford of Canada, Ltd. in 1997 and elected an officer of Ford in 1999. Ms. Gaunt is also a Director of the Great Atlantic & Pacific Tea Company and a member of the Board of Visitors of the Katz Business School at the University of Pittsburgh.

     JOHN J. MAHONEY, age 51. Mr. Mahoney has been a director of the Company since January 2001. He is Executive Vice President and Chief Administrative Officer of Staples, Inc. Mr. Mahoney joined Staples as Chief Financial Officer in September 1996, and was promoted to his current position in October 1997. Prior to joining Staples, Mr. Mahoney was with Ernst & Young LLP for 20 years, and served in the Accounting and Auditing Group of the firm's National Office.

     HOWARD H. NEWMAN, age 55. Mr. Newman has been a director of the Company since August 1986. He has been associated with Warburg Pincus, LLC, a private equity investment firm, since January 1984 and has been a partner of Warburg Pincus and Company ("Warburg Pincus") since January 1987. Mr. Newman is also a Director of Newfield Exploration Company, Cox Insurance Holdings, Plc., Encore Acquisition Company, Spinnaker Exploration Company, and several privately owned companies. Mr. Newman also serves as Chairman of the Yale Alumni Fund, Senior Advisor to the Long Island Power Authority and a Trustee of the Salk Institute for Biological Studies.

     JOHN R. ROCKWELL, age 74. Mr. Rockwell has been a director of the Company since May 1990. Until April 1, 1990, he was Senior Vice President, Group Executive and a Director of Booz, Allen & Hamilton, Inc., a management consulting firm, a position he held for more than five years. Mr. Rockwell is also a Director of Tom's of Maine, Inc.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information with respect to the Common Stock beneficially owned by the directors, nominees and persons named in the Summary Compensation Table on page 6 of this Proxy Statement and by all directors and executive officers as a group, as of the Record Date. Except as otherwise indicated, each person listed has sole voting and investment power with respect to shares beneficially owned.

                                                              NUMBER OF SHARES
NAME OF INDIVIDUAL                                            OF COMMON STOCK    PERCENT
------------------                                            ----------------   -------
Gary M. Mulloy..............................................       456,023(1)      2.3%
Donald E. McCombs...........................................       106,632(2)       .5
Myron L. Lubin..............................................        35,662(3)       .2
Edwin Harless...............................................        38,999(4)       .2
A. Brian Sanders............................................        42,115(5)       .2
Todd C. Brown...............................................        19,000(6)       .1
David F. Dyer...............................................        23,875(7)       .1
Bobbie Gaunt................................................         3,000(8)       --
John J. Mahoney.............................................        16,000(9)       .1
Howard H. Newman............................................        42,375(10)      .2
John R. Rockwell............................................        40,625(11)      .2
All Directors and executive officers as a group (18
  persons)..................................................     1,084,375(12)     5.3

---------------

 (1) Includes 398,150 shares Mr. Mulloy has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock option plans.

 (2) Includes 54,492 shares Mr. McCombs has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock option plans.

 (3) Includes 4,000 shares of restricted stock awarded on June 27, 2002 and 24,000 shares Mr. Lubin has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock option plans.

 (4) Includes 6,000 shares of restricted stock awarded on June 27, 2002 and 24,375 shares Mr. Harless has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock options plans.

 (5) Includes 29,003 shares Mr. Sanders has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock option plans.

 (6) Includes 3,000 shares of restricted stock awarded on January 17, 2002 and 10,000 shares Mr. Brown has the right to acquire within 60 days of the Record Date pursuant to options granted under the Company's stock option plans.

 (7) Includes 3,000 shares of restricted stock awarded on January 17, 2002 and 6,875 shares Mr. Dyer has the right to acquire within 60 days of the Record Date pursuant to option grants awarded by the Company.

 (8) Represents 3,000 shares of restricted stock awarded on August 29, 2002.

 (9) Includes 3,000 shares of restricted stock awarded on January 17, 2002 and 10,000 shares Mr. Mahoney has the right to acquire within 60 days of the Record Date pursuant to options granted under the Company's stock option plans.

(10) Includes 3,000 shares of restricted stock awarded on January 17, 2002 and 4,375 shares Mr. Newman has the right to acquire within 60 days of the Record Date pursuant to option grants awarded by the Company.

(11) Includes 3,000 shares of restricted stock awarded on January 17, 2002 and 12,375 shares Mr. Rockwell has the right to acquire within 60 days of the Record Date pursuant to option grants awarded by the Company.

(12) Includes 722,653 shares all directors and executive officers as a group have the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock option plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive (and certain other) officers and any persons holding ten percent or more of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established. In fiscal 2002, all required reports of beneficial ownership of the Company's Common Stock were timely filed.

                             EXECUTIVE COMPENSATION

     The following table shows compensation paid by the Company and its subsidiaries for services in all capacities during fiscal 2002, 2001, and 2000 to each of the following named executive officers of the Company, including the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL                 LONG-TERM
                                              COMPENSATION         COMPENSATION AWARDS
                                           -------------------   -----------------------
                                                                 RESTRICTED   SECURITIES
                                                                   STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR    SALARY    BONUS(1)   AWARDS(2)    OPTIONS(3)   COMPENSATION(4)
---------------------------         ----   --------   --------   ----------   ----------   ---------------
Gary M. Mulloy....................  2002   $592,419   $     --    $     --      70,000        $ 10,200
  Chairman and Chief                2001    545,542         --     162,000      65,000          10,500
  Executive Officer                 2000    521,815    385,962          --      57,000          10,500

Donald E. McCombs.................  2002    329,865         --          --      69,646          19,432
  Executive Vice President --       2001    285,615         --      40,500      47,507          23,823
  President, Operations Group and   2000    266,962    117,433          --      56,728          18,778
  Acting Chief Financial Officer

Myron L. Lubin....................  2002    329,154         --     153,160      16,000          20,146
  Executive Vice President --       2001    311,962         --      40,500      15,000          26,250
  President, Diversified Business   2000    298,308    131,538          --      20,000          21,165
  Group

Edwin Harless.....................  2002    309,173         --     229,740      20,000          16,096
  Executive Vice President --       2001    281,000         --      20,250       7,750          10,154
  Chief Administrative Officer      2000     32,035     16,659     446,875      31,000         111,241

A. Brian Sanders..................  2002    286,335         --          --      33,568          15,356
  Senior Vice President --          2001    267,323         --      40,500      21,432          12,115
  Sales and Business Development    2000    242,708     94,923          --      18,208           6,646

---------------

(1) Amounts for each fiscal year represent bonus compensation earned for that year payable in the subsequent year.

(2) The number of restricted shares of Common Stock held at fiscal year end and the value of such holdings, based on the number of restricted shares for which restrictions have not lapsed times the closing market price at September 28, 2002, was 4,000 shares and $124,560 for Mr. Lubin and 9,334 shares and $290,661 for Mr. Harless. During the fiscal year, Mr. Lubin and Mr. Harless were granted 4,000 restricted shares and 6,000 restricted shares, respectively. Mr. Lubin's shares will vest in July 2004 and Mr. Harless's shares in January 2006. Holders of restricted shares are eligible to receive dividends to the same extent as holders of Common Stock, when dividends are declared and payable.

(3) Includes reload option grants received from surrendering previously owned shares of ADVO Common Stock to pay the exercise price on option exercises and shares withheld to satisfy income tax withholding requirements.

(4) Amounts represent contributions made on behalf of the named executives to the Company's 401(k) plan and non-qualified savings plan. Also included in "All Other Compensation" for fiscal 2000 was $111,241 for Mr. Harless representing a cash payment upon signing of his employment agreement.

OPTIONS

     Set forth below is certain information concerning stock options granted during fiscal 2002 by the Company to the named executive officers.

     The hypothetical present values on the date of grant of stock options granted in fiscal 2002 shown below are presented pursuant to the SEC proxy rules and are calculated under the modified Black-Scholes model for pricing options. (See footnote 3.) The actual before-tax amount, if any, realized upon the exercise of stock options will depend upon the excess of the market price of the Common Stock over the exercise price per share of the stock option. There is no assurance that the hypothetical present values of the stock options reflected in this table will be realized.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                                       --------------------------------------------------
                                       NUMBER OF     % OF TOTAL
                                       SECURITIES     OPTIONS                                 GRANT
                                       UNDERLYING    GRANTED TO    EXERCISE                    DATE
                                        OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION    PRESENT
NAME                                    GRANTED     FISCAL YEAR    ($/SHARE)      DATE       VALUE(3)
----                                   ----------   ------------   ---------   ----------   ----------
GRANTS(1)
Gary M. Mulloy.......................    70,000          13%        $38.70      12/13/11    $1,034,600
Donald E. McCombs....................    35,000           7          38.70      12/13/11       517,300
Myron L. Lubin.......................    16,000           3          38.70      12/13/11       236,480
Edwin Harless........................    20,000           4          38.70      12/13/11       295,600
A. Brian Sanders.....................    14,000           3          38.70      12/13/11       206,920

RELOAD GRANTS(2)
Donald E. McCombs....................       113           *         $37.01      12/01/04    $      800
                                            248           *          37.01      01/24/05         1,756
                                            114           *          37.01      10/09/05           807
                                            552           *          37.01      03/12/06         3,908
                                            983           *          37.01      01/16/07         6,960
                                         19,374           4%         37.01      11/06/07       137,168
                                            901           *          37.01      12/02/07         6,379
                                          7,981           2          37.01      12/01/08        56,505
                                          4,380           1          37.01      12/02/09        31,010
A. Brian Sanders.....................     6,287           1          37.01      07/29/07        44,512
                                          1,802           *          37.01      12/02/09        12,758
                                          5,010           1          32.66      12/02/07        28,858
                                          3,872           1          32.66      12/02/09        22,303
                                          2,597           *          32.66      12/01/08        14,959

---------------

 *  less than 1%

(1) Stock options granted in fiscal 2002 will become exercisable in 25% increments at one-year intervals from the date of grant. All options are subject to the reload feature of the 1998 Incentive Compensation Plan.

(2) Represent reload option grants received upon the exercise of previously outstanding exercisable options (the "existing options"). The number of reload options awarded upon the exercise of existing options is equal to the number of previously held shares an optionee tenders to pay the exercise price of the existing options and the number of shares an optionee elects to have withheld from the exercise of the existing options to pay minimum statutory tax withholding requirements. The reload options retain the expiration date of the existing options and have an exercise price equal to the fair market value of the Common Stock on the date of exercise of the existing options. Reload options become exercisable on the earlier of one year from the date of grant or termination of employment with the Company.

(3) The present values on grant date are calculated under the modified Black-Scholes model, which is a mathematical formula used to value options traded on stock exchanges, modified for pricing employee stock options. This formula considers a number of factors in order to estimate the option's present value, including the stock's historical volatility (32%), the exercise period of the option, and the risk free rate of return (ranging from 3.0% to 6.3% depending on the option's grant and expiration dates).

     Set forth below is certain information concerning the number of shares acquired and the amounts realized on the exercise of stock options by the named executive officers during fiscal 2002, and the number and value of options held by the named executive officers at September 28, 2002. The value of exercised and unexercised in-the-money stock options at September 28, 2002 shown below is presented pursuant to SEC rules. The actual before-tax amount, if any, realized upon exercise of stock options will depend upon the excess, if any, of the market price of the Common Stock over the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will actually be realized.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                        OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                         SHARES ACQUIRED     VALUE      ---------------------------   ---------------------------
NAME                       ON EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     ---------------   ----------   -----------   -------------   -----------   -------------
Gary M. Mulloy.........          --                --     316,300        181,100      $3,434,541      $454,782
Donald E. McCombs......      43,910        $  461,952      28,242        105,896              --       160,575
Myron L. Lubin.........      58,500         1,108,170       3,750         44,750              --       146,200
Edwin Harless..........          --                --      17,437         41,313              --            --
A. Brian Sanders.......      26,713           380,026      15,128         56,318          22,534        95,134

---------------

(1) Value is calculated by determining the difference between the fair market value at September 28, 2002 of the securities underlying the options ($31.14 per share) and the exercise price of the options.

REPORT OF THE COMPENSATION AND NOMINATION COMMITTEE

     A primary role of the Compensation and Nomination Committee of the Board of Directors is to represent the Board of Directors in its dealings with management in overseeing the process and substance of ADVO's Executive Compensation Policy and Philosophy, and in aligning the interests of stockholders and the needs of management. The Compensation and Nomination Committee believes it is generally in the Company's best interest, and it is the Company's intent, where possible, to preserve full compensation deductibility as permitted under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). However, the Company recognizes that flexibility is necessary and must be maintained for those extraordinary circumstances that may arise on occasion for which the interests of the Company are better served by foregoing full deductibility. The Compensation and Nomination Committee is composed entirely of non-employee directors.

Compensation Philosophy:

     ADVO's compensation programs are designed to:

      --  Provide a fair, competitive and dynamic compensation program.

      --  Attract, retain, and develop a highly skilled and motivated workforce.

      -- Tie compensation directly to the accomplishment of superior Company performance, creation of long-term stockholder value and attainment of specific strategic initiatives by emphasizing variable rather than fixed compensation.

      --  Align stockholders' and management's interests.

     To accomplish these objectives, ADVO's executive compensation program is composed of base salary, and short-term and long-term incentives, which taken together provide a competitive compensation package that is highly leveraged toward the attainment of superior Company performance.

Cash Compensation:

     ADVO's philosophy is to pay competitive cash compensation as compared with a broad spectrum of organizations. To assess its competitive position, ADVO participates in and reviews salary surveys with participant companies from multiple industry segments. These companies represent a cross section of organizations in all industries and are of similar size and scope to ADVO. These companies may or may not be included in the peer group analysis under "Company Financial Performance," since many of the Company's competitors for executive talent are outside the Company's business competitor peer group of companies or are privately held companies. The surveys are professionally administered by third parties and represent the different functional areas of ADVO's organization. In general, ADVO's cash compensation position is within the third quartile of the marketplace (better than the bottom 50% and less remunerative than the top 25%). Based on these surveys, ADVO annually reviews its salary and incentive structure and adjusts it as necessary to reflect the market.

Base Pay:

     Individual base pay is determined by considering:

      -- The individual's background, competencies, experience and current salary in relation to the market.

      -- Accomplishments as determined by the individual's performance appraisal.

      --  The financial spending guidelines of the Company.

Short-Term Incentive:

     ADVO's philosophy is to provide significant financial incentives for its associates to attain and exceed the Company's financial objectives. These incentives are made under the 1998 Incentive Compensation Plan, approved by stockholders in 1999, and the ADVO Incentive Plan. These plans provide a strong link between the associate's accountabilities, scope of impact and business performance through the use of operationally tailored measurement criteria focusing on margin improvement and/or operating income goals. These plans provide a competitively benchmarked target award based on the level of the individual's job. The target awards range from 5% to 100% of salary. To realize the target award, certain Company financial performance objectives must be attained. These objectives include corporate, regional and business unit measures, and are measured in terms of achievement versus the annually established plan. The corporate measure is based on consolidated operating income. Regional and business unit objectives incorporate profitability objectives that are margin-based in the form of operating income or margin.

     The mix and weighting of these objectives is dependent on the organizational role of the individual. All individuals have at least a portion of their incentive based on the corporate measure as described above. The specific plan targets are not disclosed herein because they are considered confidential and their disclosure could competitively injure ADVO's business. The performance attainment and resulting payout for each objective is evaluated and calculated independently. Performance below plan results in ratably lower payouts, or none at all, and performance above plan results in ratably higher payouts. The combined payout percentages based upon these results are limited to 150% of the associate's target award. A minimum threshold of plan attainment is in place, below which no payout is made. The Compensation and Nomination Committee has the discretion to modify the actual awards. The bonuses of the Chief Executive Officer ("CEO") and any associate subject to Section 162(m) of the Code are based solely on corporate consolidated operating income financial results as defined above, and are subject to a capped individual payout.

     The Company's financial performance for fiscal 2002 fell below its operating income target. As a result, no awards were made to its executives.

Long-Term Incentive:

     The 1998 Incentive Compensation Plan is the primary vehicle for long-term incentives. The plan is meant to:

      --  Link compensation opportunities to Company achievements.

      --  Balance annual results with ADVO's long-term performance.

      --  Strengthen the partnership between ADVO's executives and stockholders.

     Participation is limited to key management and executives in the Company. Long-term compensation targets vary by the level of the individual's position and were established based on market analysis provided from third party external consultants. Periodically, these targets are reviewed. These targets are expressed as a fixed share amount, based on the level of the associate's position. Stock options granted in fiscal 2002 were granted at market price with 10-year terms.

     Service-based options are also used for hiring, promotion and retention situations and are determined in the same manner as described above.

     The Company's executives are also given the opportunity to receive "reload options". To receive such options, the plan requires executives to exercise their options by tendering mature shares of stock to "pay" for the underlying cost of the options and withholding shares to meet minimum statutory federal tax obligations.

In return, they receive reload options in the same number as the number of shares utilized in the exercise. Net shares that result from the exercise are returned to the executive in the form of stock, which are to be retained for two years.

     Restricted stock may also be granted under the plan. While the governing plan allows for broader usage, historically grants of restricted stock have been used only for hiring, promotion and retention situations. When these situations arise, the number of shares granted is based upon the level of the job. The Company granted restricted stock for the purposes of hiring and promotion to a limited number of key positions during fiscal 2002.

     To foster greater alignment of the interests of executives and stockholders, ADVO expects executives who receive stock options to also make a personal financial commitment to acquire and hold significant amounts of ADVO stock. Individuals receiving stock options are asked to acquire ADVO stock in an amount expressed as a portion of their annual base salary, to be acquired over a five-year period. The guidelines increased during fiscal 2002 and range from 300% of base salary for the CEO to 25% of base salary for entry level stock option recipients. The guidelines cover approximately 110 persons.

CEO Compensation and Company Performance:

     Mr. Mulloy's salary is reviewed annually and may be increased, but not decreased, by the committee. External executive compensation consultants, at the request of the Board, prepared a comprehensive competitive compensation analysis. Based on this analysis, Mr. Mulloy was granted a 10.1% increase or $55,000 bringing his salary to $600,000. This represented a combination of a competitive equity adjustment and merit increase.

     As provided in his employment agreement, Mr. Mulloy's short-term incentive is determined under the 1998 Incentive Compensation Plan. Under this plan, the CEO's bonus is determined based solely on financial results and is awarded at the discretion of the Board. Mr. Mulloy received no short-term incentive for fiscal 2002.

     Mr. Mulloy was awarded options under the 1998 Incentive Compensation Plan to purchase 70,000 shares of Common Stock in the annual grant using the approach for options granted to executives generally as described above.

Benefits:

     ADVO offers benefits to its key executives, serving a different purpose than do the above described elements of compensation. In general, these benefits provide a level of security against financial misfortune, which may result from illness, disability or death. The benefits are principally those that are offered to all ADVO employees, with some variations, and generally promote tax efficiency and replacement of benefit opportunities afforded other employees, but which are lost to executives due to regulatory limits.

COMPENSATION AND NOMINATION COMMITTEE:
David F. Dyer (Chair)
Howard H. Newman
John R. Rockwell

COMPANY FINANCIAL PERFORMANCE

     The following graph compares the performance of the Company's Common Stock with the S&P 500 Index and a Selected Peer Group Index constructed by the Company. The comparison of total return for each of the years assumes $100 was invested on October 1, 1997 in each of the Company, the S&P 500 Index and the Selected Peer Group Index with investment return weighted on the basis of market capitalization. The Peer Group is comprised of Acxiom Corp., Catalina Marketing, R.R. Donnelley & Sons Co., Dunn & Bradstreet, Information Resources, Inc., Knight-Ridder, Inc., Readers Digest, Scholastic Corp., Tribune Co., Valassis Communications and the Washington Post. The Peer Group represents a mix of newspaper, publishing, database and marketing services companies that ADVO competes with in several of its major markets.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG ADVO, INC., S&P INDEX AND A SELECTED PEER GROUP**

                                  [LINE GRAPH]

                                   1997      1998      1999      2000      2001      2002
                                   ----      ----      ----      ----      ----      ----
            ADVO, Inc.            $100.00   $133.90   $109.25   $180.82   $186.30   $173.97
            S&P 500                100.00    109.50    139.37    157.88    115.84     92.12
            Peer Group             100.00     96.88    127.78    126.15    117.51    136.44

     Assumes $100 invested October 1, 1997 in ADVO, Inc. Common Stock, S&P 500 Index and the Peer Group Index.

 *  Total Return assumes reinvestment of dividends.

**  ADVO's fiscal year ends on the last Saturday in September.

AUDIT COMMITTEE REPORT

     In accordance with its written charter adopted by the Board of Directors ("Board"), the Audit Committee of the Board ("Audit Committee") assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of the financial reporting process and internal and financial controls.

     The Audit Committee is composed entirely of non-employee Directors who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company and who are otherwise independent under applicable New York Stock Exchange standards. The Company has a contract with Staples, Inc. to purchase office products and other supplies. Mr. Mahoney, who is a Director of the Company and Chair of the Audit Committee, is Executive Vice President and Chief Administrative Officer of Staples, Inc. The Board has determined this contract does not interfere with Mr. Mahoney's independence since it was determined by competitive bidding with which Mr. Mahoney was not involved directly or indirectly, and the contract is not material to either party.

     Audit Committee members for the fiscal year ended September 28, 2002 were Messrs. Newman (who served as Chairman through March 6, 2002), Brown and Mahoney. Mr. Mahoney was elected to the chairmanship on March 6, 2002. The New York Stock Exchange rules require that at least one member of the Audit Committee has "financial expertise" and the Company is in full compliance with this requirement. The Audit Committee met six times during the fiscal year ended September 28, 2002, and no member of the Audit Committee missed a meeting.

     The Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and has discussed with the independent auditors the auditors' independence from management and the Company, including matters in such written disclosures, and has considered the compatibility of non-audit services with the auditors' independence.

     The Audit Committee discussed and reviewed with the Company's independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communications with Audit Committees" and, with and without management present, discussed and reviewed, the overall scope and plans for the audit, the results of their examination of the financial statements, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee also discussed audit plans and results of the internal audit examinations.

     The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended September 28, 2002 with management and the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors have a responsibility for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles.

     In reliance on reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Annual Report on Form 10-K for the year ended September 28, 2002 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to stockholder approval, the reappointment of the Company's independent auditors.

Audit Fees

     Fees for the fiscal 2002 annual audit and reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q were $0.3 million.

Financial Information Systems Design and Implementation Fees

     The Company's auditors did not render any services to the Company related to financial systems design and implementation for fiscal year ended September 28, 2002.

All Other Fees

     All other fees for fiscal 2002 were $0.6 million, including audit related services of $0.4 million and non-audit services of $0.2 million. Audit related services generally include fees for employee benefit audits, business acquisitions, internal audit and accounting consultations. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal outside auditor's independence and concluded that performing such services does not affect Ernst & Young LLP's independence.

     As of June 30, 2002, the Company ceased to use its outside auditors to perform the internal audit function. Beginning in July 2002, the Company's internal audit function was performed by PricewaterhouseCoopers.

AUDIT COMMITTEE:
John J. Mahoney (Chair)
Todd C. Brown
Howard H. Newman

EXECUTIVE AGREEMENTS

Employment Agreement -- Mulloy

     On July 31, 1998, the Company entered into an employment agreement with Mr. Mulloy, pursuant to which he is employed as Chief Executive Officer of the Company. The employment agreement has a term of six years from its effective date of January 1, 1999. The salary under the employment agreement is $500,000 per year, subject to increases as determined by the Board of Directors (or the Compensation and Nomination Committee) plus bonuses pursuant to the Company's bonus plan. In addition, Mr. Mulloy receives a housing allowance of $2,000 per month throughout the employment period.

     In accordance with the employment agreement, Mr. Mulloy received, on January 1, 1999, options to purchase 100,000 shares of the Company's Common Stock at a price of $27.063 per share, such options becoming exercisable in installments of one-fourth each year from the date of grant. Mr. Mulloy was also granted 25,000 shares of restricted stock units on January 21, 1999. Under the terms of the agreement, the restrictions lapsed one-third each year on January 1, 2000, 2001, and 2002.

     The employment agreement provides that if the Company terminates Mr. Mulloy's employment for any reason other than for Cause (as defined), the Company will continue to pay a salary to Mr. Mulloy at the same rate, plus a bonus of 75% (subsequently changed by the Board to 100%) of such salary, and allow him to continue to participate in other benefit programs, for two years after the date of termination.

EXECUTIVE SEVERANCE AGREEMENTS

     The Board of Directors authorized the Company to enter into individual Executive Severance Agreements (the "Agreements") with Messrs. Mulloy, McCombs, Lubin, Harless, and Sanders. These Agreements were dated as follows:

Mr. Mulloy................................................  November 4, 1996
Mr. McCombs...............................................   January 4, 1999
Mr. Lubin.................................................  October 17, 1995
Mr. Harless...............................................   August 14, 2000
Mr. Sanders...............................................      May 19, 1997

     The structure of the Agreements is substantially similar, but the terms of the individual Agreements differ in some important respects as noted below.

     The Agreements' provisions become effective upon the occurrence of a Change of Control (as described below) and continue for the duration of the severance period. With regard to Messrs. Mulloy, McCombs and Harless, the severance period is two years following a Change of Control. With regard to Messrs. Lubin and Sanders, the severance period is one and one-half years following a Change of Control. In all cases, the severance period ends with the death of the executive. If, during the severance period, an executive's employment is terminated by the Company for any reason other than death, disability or Cause (as described below), or if the executive terminates his employment for Good reason (as described below), the Company must pay to the executive a lump sum severance payment. With regard to Messrs. Mulloy and Harless, the severance payment due upon such a termination of employment is equal to two times the sum of (i) the executive's annual base pay at the highest rate in effect at any time within the 90-day period preceding the date a notice of termination of employment is given or, if higher, at the highest rate of base pay in effect within the 90-day period immediately preceding the Change of Control and (ii) the greatest amount of incentive (bonus) pay received by the executive for any calendar year or portion thereof from and including the third year prior to the first occurrence of a Change of Control. With regard to Messrs. McCombs, Lubin and Sanders, the severance payment is equal to one and one-half times the foregoing sum. Additionally, upon termination, Messrs. Mulloy, McCombs and Harless will be entitled to receive medical and life insurance benefits for the period of two years from the date of the termination or cash in lieu thereof. Messrs. Lubin and Sanders will be entitled to receive medical and life insurance benefits for the period of one and one-half years from the date of termination or cash in lieu thereof.

     Under the Agreements, "Cause" means an executive's intentional act of fraud, embezzlement, theft, damage to Company property or disclosure of confidential information that causes material harm to the Company. "Good reason" means (i) an adverse change in the executive's responsibilities; (ii) a reduction in the executive's base pay, bonus pay, or benefits; (iii) a failure of any successor to the Company to assume the obligations under the Agreement;
(iv) any material breach of the Agreement by the Company; or (v) any action of the Company requiring the executive to perform his or her services at a location which is more than thirty-five miles from the location where the executive was employed immediately preceding the date of the Change in Control.

     A "Change in Control" means the occurrence of any of the following events:

          (i) Any person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the

     Company) acquires securities of the Company and immediately thereafter is the beneficial owner (as defined) of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities (except that an acquisition of securities directly from the Company shall not be deemed an acquisition for purposes of this clause
     (i));

          (ii) During any period of two consecutive years, individuals who at the beginning of the period constitute the Board, plus any new directors treated as continuing directors (as described below), cease to constitute at least a majority of the Board ( treating as continuing directors all persons whose nomination or election was approved by a vote of at least two-thirds of the directors then in office who either were directors of the Company at the beginning of such two-year period or whose nomination or election to the Board was previously so approved, but excluding any director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this paragraph, and any director whose initial assumption of office occurs as a result of either an actual or threatened election contest or actual or threatened solicitation of proxies by or on behalf of any person other than the Board);

          (iii) The consummation of a merger or consolidation of the Company with any other entity, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation in which no premium is intended to be paid to any shareholder participating in the merger or consolidation;

          (iv) The stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom; or

          (v) any other event occurs which the Board determines, in its discretion, would materially alter the structure or its ownership.

     Each executive is solely responsible for all federal, state, local or foreign taxes due with respect to any payment received under the Agreements, including, without limitation, any excise tax imposed by Section 4999 of the Code. However, all payments under the Agreements would be reduced to the extent necessary so that no portion of the payments would be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit received by the executive exceeds the net benefit received by the executive if no such reduction was made.

     If the Company fails to comply with any of its obligations under the Agreements or, in the event that the Company or any other person takes or threatens to take action to declare the Agreements void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from the executive, the benefits provided or intended to be provided to the executive by the Company, the executive is authorized by the Agreements to retain counsel of the executive's choice, at the expense of the Company, to advise and represent the executive in connection with any such interpretation, enforcement, or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any member of the Board of Directors, officer, stockholder, or other person or entity affiliated with the Company, in any jurisdiction.

     Benefits under the Agreements are in addition to severance amounts payable under an executive's employment agreement.

                    2.  APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors recommends that proxies be voted in favor of the ratification of the appointment of Ernst & Young LLP, certified public accountants, as independent auditors for the fiscal year ending September 27, 2003. Approval of this proposal will be determined by a majority of votes cast. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                                 OTHER BUSINESS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before such meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies on such matters in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 2004 Annual Meeting of Stockholders, any stockholder proposal must be received by the Secretary of the Company prior to August 14, 2003. In addition, the form of proxy issued with the Company's 2004 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at the 2003 Annual Meeting and which is not included in the Company's proxy statement. However, under the rules of the SEC, such discretionary authority may not be exercised if the stockholder proponent has given the Secretary of the Company notice of such proposal prior to October 28, 2003, and certain other conditions provided for in the SEC rules have been satisfied.

                                          /s/ David M. Stigler
                                          David M. Stigler
                                          Secretary

December 12, 2002

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ITEMS 1 AND 2.


                                                         PLEASE MARK YOUR
                                                        VOTES AS INDICATED   [X]
                                                         IN  THIS EXAMPLE


1. Election of Directors:

  FOR all nominees
   listed to the                     WITHHOLD
  right: (except as                 AUTHORITY
    marked to the            to vote for all nominees
     contrary)                  listed to the right
       [  ]                            [  ]

Nominees for election by holders of Common Stock: 01 Todd Brown, 02 David F. Dyer, 03 Bobbie Gaunt, 04 John Mahoney, 05 Gary M. Mulloy, 06 Howard H. Newman, 07 John R. Rockwell.

INSTRUCTION: To withhold your vote for any nominee(s), write that nominee's name on the line below.

--------------------------------------------------------------------------------

2. Ratification of the Appointment of Ernst & Young LLP as the Company's Independent Auditors for fiscal 2003.

          FOR    AGAINST   ABSTAIN
          [ ]      [ ]       [ ]

                                              I PLAN TO ATTEND THE MEETING   [ ]

                                              PLEASE MARK, SIGN, DATE AND RETURN
                                                    THE PROXY CARD PROMPTLY
                                                 USING THE ENCLOSED ENVELOPE.


SIGNATURE                     SIGNATURE                          DATE
        ----------------------         --------------------------    -----------

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------
                           -- FOLD AND DETACH HERE --

PROXY                         ADVO, INC.                                   PROXY

         ONE UNIVAC LANE, P.O. BOX 755, WINDSOR, CONNECTICUT 06095-0755

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned hereby appoints David M. Stigler and John D. Speridakos, and each of them, with full power of substitution, the proxies of the undersigned to vote all the shares of the Common Stock of ADVO, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on January 16, 2003 at the Company's corporate headquarters, One Univac Lane, Windsor, CT commencing at 11:30 a.m. (EST) or any adjournment thereof.

      In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR AND WILL BE VOTED "FOR" PROPOSAL 2.

      The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the related Proxy Statement.

                    (PLEASE VOTE, SIGN AND DATE REVERSE SIDE)




--------------------------------------------------------------------------------
                           -- FOLD AND DETACH HERE --